EXHIBIT 99.1

Location Based Technologies Announces PocketFinder Service Available on Apple App Store

ANAHEIM, CA.--Dec. 08, 2008 --Location Based Technologies, Inc. (OTCBB: LBAS), a leading-edge provider of personal locator devices and services, today announced its  revolutionary PocketFinder service for iPhone 3G is now available on the Apple App Store.

“iPhone users now have the option to benefit from every PocketFinder feature including allowing others to access real-time location, zones, speed alerts, and travel history,” said Dave Morse, CEO of Location Based Technologies. "Our goal was to combine the versatility and powerful features of PocketFinder with the revolutionary innovations in iPhone and we think users will love this version of the application."

By adapting the iPhone’s breakthrough Multi-Touch user interface and location-sensing functionality to its patented technology, Location Based Technologies has dramatically enhanced its PocketFinder standalone products to make it easier for families to stay connected. With this application, other authorized family members or business contacts now can locate any PocketFinder-enabled iPhone.

The service allows iPhone users to easily integrate with the PocketFinder family of products. PocketFinder and PetFinder devices use advanced technology to help families stay connected and as the smallest known single-board GSM/GPS devices, they easily fit into a pocket, purse or backpack and can be accessed via the Internet, cell phone or landline to show their exact location in real time. In addition, the devices include several advanced features such as designating customizable alert areas as electronic “fences” to notify when a family member or pet leaves or enters a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

The PocketFinder app is available from Apple’s App Store on iPhone 3G at www.itunes.com/appstore/ using the keyword “Pocketfinder” to search for the application.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

Contacts
Northstar Investments
Investor Relations
Glenn Busch, 714-310-8641
glenn@pocketfinder.com
or
Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com
or
Location Based Technologies
David Morse, 800-615-0869
dave@pocketfinder.com